Exhibit 10.2
BRANDYWINE REALTY TRUST
2020-2022 RESTRICTED PERFORMANCE SHARE UNIT PROGRAM
(Established under the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan)
1.Background; Purpose.
Brandywine Realty Trust (the “Trust”) established, and its shareholders approved, the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan (the “Plan”), primarily in order to award equity and equity-based benefits to officers, employees and Trustees of the Trust and its Subsidiaries (as defined in the Plan).
One kind of equity-based benefit that can be awarded under the Plan is a “Performance Share,” which entitles the recipient to receive Shares (as defined in the Plan), without payment, following the attainment of designated performance goals.
The Compensation Committee (the “Committee”) of the Trust’s Board of Trustees is responsible for the administration of the Plan and may, pursuant to the powers granted to it thereunder, adopt rules and regulations for the administration of the Plan and determine the terms and conditions of each award granted thereunder.
The Committee desires to establish, and effective as of January 1, 2020 has established, a program under the Plan known as the “Brandywine Realty Trust 2020-2022 Restricted Performance Share Unit Program” for the 2020 through 2022 period for the benefit of certain officers of the Trust and Subsidiaries whereby such officers would receive Performance Shares under the Plan. The purposes of the Program are to motivate certain officers of the Trust to achieve challenging goals for the Trust that reflect value creation for shareholders, and to focus the attention of the eligible officers on an important financial indicator of success of the Trust and of other companies in the same business as the Trust.
The performance goal for the Performance Shares to be awarded to a Participant (as defined below) is based on the extent to which the Trust attains the Index-Based Goal (as defined below).
Together with the Plan, this document and the appendices attached hereto constitute the Program.
2.    Definitions. As used in the Program, the following terms have the meanings indicated:
(a)    “Award” refers to an award of Restricted Performance Share Units to a Participant under the Program.
(b)    “Award Agreement” means a written document evidencing the grant to a Participant of an Award.
(c)    “Base Units” means the number of Restricted Performance Share Units set forth in the Award Agreement (increased by any additional Restricted Performance Share Units “purchased” pursuant to Section 4 below) by which the number of Shares that may be delivered to a Participant is measured.
(d)    “Board” means the Board of Trustees of the Trust.
(e)    “Business Combination” means a merger, reorganization or consolidation transaction described in clause (ii) of the definition of “Change of Control” in the Plan.

(f)    “Change of Control” means “Change of Control” as such term is defined in the Participant’s employment agreement with the Employer (for a Participant who is party to an employment agreement with the Employer that defines Change of Control) or as defined in the Plan (in any other case); provided that in either case, with respect to a Participant who has satisfied or will satisfy the age and service requirements for Retirement on or before December 31, 2022 and to the extent required to comply with Section 409A of the Code, such event or transaction must also constitute a Control Event.
(g)    “Code” means the Internal Revenue Code of 1986, as amended.
(h)    “Committee” means the Compensation Committee of the Board, which Committee has developed the Program and has the responsibility to administer the Program.
(i)    “Control Event” means a “change in control event” with respect to the Trust within the meaning of Treas. Reg. § 1.409A-3(i)(5)(i).
(j)    “DER” means a dividend equivalent right—i.e., an award that entitles the recipient to receive a benefit in lieu of cash or non-cash dividends that would be payable on any or all Shares subject to another award granted to the Participant under the Plan, or that would be payable on a number of notional Shares unrelated to another award, in either case had such Shares been outstanding.
(k)    “Disability Termination” means a Participant’s separation from service due to a “Disability,” as defined in the Plan.
(l)    “Effective Date” means January 1, 2020.
(m)    “Employer” means, collectively and individually (as applicable), the Trust and any Subsidiary.
(n)    “Grant Date” means March 5, 2020.
(o)    “Index” means the FTSE NAREIT Equity Office Index (as it may be renamed from time to time) or, in the event such index shall cease to be published, such other index as the Committee shall determine to be comparable thereto. For any given Measurement Period, the members of the Index will be fixed as of the first day of that Measurement Period, notwithstanding any subsequent changes to the Index made by the FTSE (or other party composing the Index); provided that companies that cease to be publicly traded during that Measurement Period will be deleted from the Index and disregarded.
(p)    “Index-Based Goal” means the specific performance goal set forth in Section 5 below, which must be achieved in order for a Participant to receive Shares under an Award.
(q)    “Measurement Period” means the period beginning on the Effective Date and ending on the earlier of (i) December 31, 2022; (ii) the date of a Change of Control (provided that, if the Change of Control arises from a Business Combination, the Measurement Period shall end on the date of the closing or effectiveness of the Business Combination, as applicable); or (iii) with respect to a Participant whose employment terminates on account of Retirement, death or a Disability Termination, the date provided in Section 9(a) of this Program.
(r)    “Participant” means each individual who has received an Award under the Program.
(s)    “Plan” means the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan, as it may be amended from time to time.
(t)    “Program” means the Brandywine Realty Trust 2020-2022 Restricted Performance Share Unit Program (established under the Plan), as it may be amended from time to time.

(u)    “Restricted Performance Share Unit” or “RSU” means an Award of a “Performance Share,” as such term is defined in the Plan.
(v)    “Retirement” means a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) (or any successor regulation)) from the Employer after attaining at least age fifty seven (57) and completing at least fifteen (15) years of continuous full-time service with the Employer. For purposes of determining the duration of a Participant’s continuous full-time service with the Employer, a Participant shall be credited with service at a company acquired by the Trust (directly or through a Subsidiary) for periods that precede the acquisition date.
(w)    “Share Value” means, as applicable (including for purposes of determining TSR) and except as provided in the following sentence, the average of the closing prices of one Share on the New York Stock Exchange (the “NYSE”) (or, if not then listed on the NYSE, on the principal market or quotation system on which Shares are then traded) for (i) the 30 days on which Shares were traded prior to the Effective Date (for the value of a Share on the Effective Date); or (ii) the 30 days on which Shares were traded prior to and including the last day of the Measurement Period (for the value of a Share on the last day of the Measurement Period); provided that for purposes of Section 4 below and the “purchase” of additional RSUs thereunder, “Share Value” means the closing price of one Share on the NYSE (or, if not then listed on the NYSE, on the principal market or quotation system on which Shares are then traded) on the applicable dividend payment date. In the event of a Business Combination approved by the shareholders of the Trust on or prior to December 31, 2022, Share Value shall mean the final price per Share agreed upon by the parties to the Business Combination.
(x)    “Shares” means “Shares” as such term is defined in the Plan.
(y)    “Subsidiary” has the meaning provided in the Plan.
(z)    “TSR” means total shareholder return, as calculated by the Trust or by a third party selected by the Committee.
(aa)    “Trust” means Brandywine Realty Trust, a Maryland real estate investment trust.
(bb)    “Trustee” means a member of the Board.
3.    Award Agreement.
(a)    Each Participant shall be issued an Award Agreement setting forth the initial number of Base Units awarded to the Participant and entitling the Participant to receive the number of Shares determined under Section 5 based on the extent to which the Index-Based Goal is achieved. The number of Base Units shall be subject to the adjustments described in Section 12 below.
(b)    Each Award Agreement and the Shares which may be delivered thereunder are subject to the terms of this Program and the terms of the Plan.
4.    DERS. Participants shall be awarded DERs with respect to their initial number of Base Units. Each DER will be expressed as a specific dollar amount (the “Dollar Amount”) equal to the dollar amount of the dividend paid on an actual Share on a specific date (the “Dividend Date”) multiplied by the Participant’s initial number of Base Units. Without limiting Section 12 below, the dollar amount (if any) of any non-cash dividend shall be determined by the Compensation Committee in its discretion. Until the end of the Measurement Period, the Committee will apply the Dollar Amount to “purchase” a number of additional RSUs equal to the Dollar Amount divided by the Share Value. The delivery of Shares under such additional RSUs shall also be subject to the attainment of the Index-Based Goal. DERs shall also be awarded on such additional RSUs and applied in the same manner (thereby increasing the Participant’s Base Units on a cumulative basis). RSUs deemed purchased with DERs hereunder may be whole or fractional units.

Participants who make a deferral election under Section 6 below shall also be awarded DERs under the Plan with respect to their deferred Shares. Each such DER will be expressed as a Dollar Amount equal to the dollar amount of the dividend paid on an actual Share on a Dividend Date during the deferral period multiplied by the number of Shares still deferred by the Participant as of the Dividend Date. The Committee will apply the Dollar Amount to “purchase” notional shares (on which DERs thereafter will also be awarded and applied in the same manner) at the closing price of a Share on the Dividend Date. Notional shares deemed purchased with DERs hereunder may be whole or fractional shares. DERs expressed as a Dollar Amount will continue to be applied to “purchase” notional shares on Dividend Dates until all of the Participant’s deferred Shares are delivered to the Participant (or to his or her beneficiary(ies), if applicable), as elected in his or her deferral election agreement. A Participant’s notional shares “purchased” with DERs credited with respect to his or her deferred Shares shall be 100% vested at all times.
The Trust shall establish a bookkeeping account (the “DER Account”) for each such Participant and credit to such account the number of whole and fractional additional RSUs and notional shares deemed purchased with the Dollar Amounts. The Participant’s additional RSUs and notional shares shall be subject to the adjustments described in Section 12 below. All whole additional RSUs (for which Shares become deliverable under this Section) and whole notional shares credited to a Participant’s DER Account shall be replaced by issued Shares on a one-to-one basis on the delivery date referred to in Section 10 below, and the fractional additional RSUs (for which Shares become deliverable under this Section) and fractional notional shares credited to a Participant’s DER Account shall be aggregated and replaced by issued Shares (and with cash in lieu of a fractional Share) based on the closing price of a Share on the replacement date, and delivered to the Participant (or to his or her beneficiary(ies), if applicable) on the date the associated Shares are delivered to the Participant.
5.    Performance Goal.
(a)    The number of Shares (if any) deliverable to a Participant with respect to an Award will be equal to (i) the number of Base Units subject to that Award, multiplied by (ii) a percentage determined in accordance with the table below, with reference to the Trust’s TSR for the applicable Measurement Period expressed as a percentile ranking relative to the TSR outcomes of the other component members of the Index for that Measurement Period:

Trust’s TSR Percentile Ranking	Percentage of Base Units Deliverable in Shares
Below 25th percentile	0%
25th percentile (threshold)	50%
50th percentile (target)	100%
75% percentile or above (maximum)	200%

For outcomes between the 25th and 50th percentiles, and the 50th and 75th percentiles, the number of Shares deliverable will be determined by straight line interpolation. Except as provided in Section 9 below, a Participant must be employed by an Employer on the last day of the Measurement Period in order to receive any Shares under this Program. See Appendix A attached hereto for examples illustrating the operation of this Section.
(b)    However, notwithstanding the foregoing, if the Trust’s TSR for the applicable Measurement Period is negative, then without regard to the Trust’s percentile ranking relative to the TSR outcomes of the other component members of the Index, the percentage of Base Units deliverable hereunder will be capped at 100%.
(c)    Notwithstanding the foregoing, Shares will be delivered under the Program only to the extent that Shares remain available under the Plan; and if the total number of Shares to be delivered as of the end of any Measurement Period exceeds the number of Shares then available under the Plan, the number of Shares deliverable for each Participant will be reduced on a pro rata basis based on each individual Participant’s Base Units as compared to the total of all Participants’ Base Units outstanding with respect to that Measurement Period.
(d)    In the case of a Participant who has a separation from service that constitutes a Retirement on or prior to December 31, 2022, the Shares otherwise distributable hereunder will be subject to pro-ration in accordance with Section 9(a), below.
6.    Elective Deferrals. Rights granted under the Program shall be treated as “Share Awards” and as “Performance-Based Compensation” as defined in the Brandywine Realty Trust Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”). Accordingly, a Participant may elect to defer receipt of Shares issuable under the Program under the rules of the Deferred Compensation Plan (including any rules established by the administrator of the Deferred Compensation Plan from time to time). Any deferral election agreement shall be in the form prescribed by the Trust.
Notwithstanding any contrary provision of this Program or the Deferred Compensation Plan, the issuance of Shares may be accelerated: (i) to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(vi) (relating to the satisfaction of tax obligations arising in connection with Awards hereunder), and (ii) to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(ix)(relating to plan terminations and liquidations).
7.    Beneficiary Designation.
(a)    Each Participant shall designate the person(s) as the beneficiary(ies) to whom the Participant’s Shares shall be delivered in the event of the Participant’s death prior to the delivery of the Shares to him or her. Each beneficiary designation shall be substantially in the form set forth in Appendix B attached hereto and shall be effective only when filed with the Committee during the Participant’s lifetime.
(b)    Any beneficiary designation may be changed by a Participant without the consent of any previously designated beneficiary or any other person by the filing of a new beneficiary designation with the Committee. The filing of a new beneficiary designation shall cancel all beneficiary designations previously filed.
(c)    If any Participant fails to designate a beneficiary in the manner provided above, or if the beneficiary designated by a Participant predeceases the Participant, the Committee shall direct such Participant’s Shares to be delivered to the Participant’s surviving spouse or, if the Participant has no surviving spouse, then to the Participant’s estate.
8.    Delivery to Guardian. If Shares are issuable under this Program to a minor, a person declared incompetent, or a person incapable of handling the disposition of property, the Committee may direct the delivery of the Shares to the guardian, legal representative, or person having the care and custody of the minor, incompetent or incapable person. The Committee may require proof of incompetence, minority, incapacity or guardianship as the Committee may deem appropriate prior to the delivery. The delivery shall completely discharge the Committee, the Trustees and the Employer from all liability with respect to the Shares delivered.
9.    Termination of Employment. Upon a Participant’s termination of employment on or prior to the last day of the Measurement Period, the following shall occur:
(a)    Termination on Account of Retirement, Disability or Death. If, on or prior to December 31, 2022 (i) the Participant has a separation from service that constitutes a Retirement, (ii) the Participant incurs a Disability Termination, or (iii) the Participant dies, then the Participant (or the Participant’s beneficiary(ies), if applicable) shall be eligible to receive Shares (if any) under the Program as if the Measurement Period ended on the last day of the month in which the Retirement, termination or death occurred and as though the Participant had remained employed by the Employer through such date. However, in the case of a Participant who has a separation from service that constitutes a Retirement on or prior to December 31, 2022, the Shares otherwise distributable hereunder will be subject to proration. The proration will be performed by multiplying the Shares otherwise distributable hereunder by a fraction, the numerator of which will be the number of calendar months that have ended since the Grant Date and prior to the Participant’s separation from service, and the denominator of which will be 34. Any Shares not distributable due to the foregoing proration will be forfeited. For avoidance of doubt, the provisions of this paragraph apply in lieu of Section 9(b)(iii) of the Plan.
(b)    Termination for Any Other Reason. If, on or prior to December 31, 2022, the Participant’s employment with the Employer terminates for any reason other than a reason described in paragraph (a) of this Section 9, the Participant shall forfeit all of the Base Units and any other rights under the Program.
10.    Determination of Performance; Share Delivery. Within 30 days after the end of the Measurement Period, the Committee shall provide each Participant (or his or her beneficiary, if applicable) with a written determination of whether the Trust did or did not attain the Index-Based Goal for the applicable Measurement Period (and, if applicable, the extent to which the Index-Based Goal was attained) and the calculations used to make such determination. If Shares are to be delivered under the Program, unless a Participant validly elects otherwise pursuant to Section 6 above, they shall be delivered on February 1, 2023 or, if a Change of Control occurs before January 1, 2023, on the fifth day after the Change of Control or, in the case of a separation from service described in Section 9(a) above, on or before the thirtieth day after that separation from service.
11.    Source of Shares. This Program shall be unfunded, and the delivery of Shares shall be pursuant to the Plan. Each Participant and beneficiary shall be a general and unsecured creditor of the Employer to the extent of the Shares determined hereunder, and the Participant shall have no right, title or interest in any specific asset that the Employer may set aside, earmark or identify as reserved for the delivery of Shares under the Program. The Employer’s obligation under the Program shall be merely that of an unfunded and unsecured promise to deliver Shares in the future, provided the applicable service condition is satisfied and the Index-Based Goal is met.
12.    Capital Adjustments. Calculations required under the Program, the number of Base Units awarded under the Program, and the number of Shares that may be delivered under the Program shall be adjusted to reflect any increase or decrease in the number of issued Shares resulting from a subdivision (share-split), consolidation (reverse split), share dividend, or other change in the capitalization of the Trust during the Measurement Period.
13.    Tax Withholding; Securities Law Compliance. The delivery of Shares (and cash, if applicable) to a Participant or beneficiary under this Program shall be subject to applicable tax withholding pursuant to the Plan. The delivery of Shares to a Participant or beneficiary under this Program and the resale of any such Shares shall be subject to applicable compliance with applicable federal and state securities laws.
14.    Administration. The Program shall be administered by the Committee pursuant to the powers granted to it in Section 2 of the Plan.
15.    Clawback. Performance Shares and rights under an Award Agreement shall be subject to all applicable current and future laws, regulations and stock exchange listing requirements, including laws, regulations and requirements that require recovery by the Trust of incentive-based compensation in the event of material non-compliance with any financial reporting requirements under federal securities laws.
16.    Amendment and Termination. The Committee reserves the right to amend the Program, by written resolution, at any time and from time to time in any fashion, provided any such amendment does not conflict with the terms of the Plan, and to terminate it at will. However, no amendment or termination of the Program shall adversely affect any Award Agreement already issued under the Program without the written consent of the affected Participant(s).
17.    Headings. The headings of the Sections and subsections of the Program are for reference only. In the event of a conflict between a heading and the content of a Section or subsection, the content of the Section or subsection shall control.
18.    Section 409A. To the extent applicable, this Program is intended to comply with Section 409A of the Code and will be interpreted accordingly. Section 9(b)(v) of the Plan will only be applicable to the delivery of

Shares under the Program to the extent permissible under Section 409A of the Code. The determination of whether and when Grantee’s separation from service has occurred will be made in a manner consistent with, and based on the presumptions set forth in, Treas. Reg. § 1.409A-1(h). Solely for this purpose, “Employer” will include all persons with whom the Trust would be considered a single employer as determined under Treas. Reg. § 1.409A-1(h)(3). To the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (relating to “specified employees”) is necessary to avoid the application of an additional tax under Section 409A to payments due to a Participant upon his or her separation from service, then notwithstanding any other provision of this Program, the Plan or the Deferred Compensation Plan, the issuance of Shares will be delayed until the earlier of (i) six months and one day following that Participant’s separation from service, or (ii) that Participant’s death.
19.    Incorporation of Plan by Reference. Because the Program is established under the Plan in order to provide for, and determine the terms and conditions of, the granting of certain awards thereunder, the terms and conditions of the Plan are hereby incorporated by reference and made a part of this Program. If any terms of the Program conflict with the terms of the Plan, the terms of the Plan shall control.

APPENDIX A
BRANDYWINE REALTY TRUST
2020-2022 RESTRICTED PERFORMANCE SHARE UNIT PROGRAM
EXAMPLES*
Example 1. Full Measurement Period
Executive A is a participant in the Brandywine Realty Trust 2020-2022 Restricted Performance Share Unit Program (the “Program”). Assume the Share Value (as defined in the Program) of a common share of beneficial interest (a “Share”) in the “Trust” (as defined in the Program) on January 1, 2020 is $16, and the Share Value of a Share on December 31, 2022 is $20. For the three-year period beginning January 1, 2020 and ending December 31, 2022 (the “Measurement Period”), dividends total $1.92 per Share (and are paid in an equal amount on a quarterly basis – i.e., $.16 dividend per Share per quarter).
Total return to shareholders (“TSR”) on one Share (expressed as a percentage) for the Trust over the Measurement Period, is the following:

12/31/22 Share Value of One Share	$20
+ Dividends over Measurement Period on One Share	+1.92
$21.92
Divided by 1/1/20 Share Value of One Share	/$16
1.37

TSR	37%

Participant A receives a Restricted Performance Share Unit award for 250 “Base Units” (as defined in the Program). Participant A also receives “DERs” (as defined in the Program) on his Base Units, such that his total number of Base Units on December 31, 2022 is 278.7, calculated as follows:

Date	Aggregate Base Units	Deemed Dividend	Share Price	Additional RSUs “Purchased”
1/1/20	250	—	—	—
3/15/20	250	$40.00	$16	2.5
6/15/20	252.50	$40.40	$17	2.4
9/15/20	254.90	$40.78	$18	2.3
12/15/20	257.20	$41.15	$16	2.6
3/15/21	259.80	$41.57	$17	2.4
6/15/21	262.20	$41.95	$18	2.3
9/15/21	264.50	$42.32	$16	2.6
12/15/21	267.10	$42.74	$17	2.5
3/15/22	269.60	$43.14	$18	2.4
6/15/22	272	$43.52	$19	2.3
9/15/22	274.30	$43.89	$20	2.2
12/15/22	276.50	$44.24	$20	2.2
12/31/22	278.70	—	—	—

If, as of December 31, 2022, the Trust’s TSR places the Trust at the percentiles listed below among the other component members of the Index (as defined in the Program), ranked pursuant to each member’s TSR over the Measurement Period, Participant A would receive the following number of Shares (with fractional Shares settled in cash):

Trust’s TSR Percentile Ranking	Percentage of Base Units Deliverable in Shares	Shares
Below 25th	0%	0
25th	50%	139(plus cash for 0.35 Share)
40th	80%	222(plus cash for 0.96 share)
50th	100%	278(plus cash for 0.7 Share)
62.5th	150%	418(plus cash for 0.05 Share)
75th or above	200%	557(plus cash for 0.4 Share)

Example 2. Change of Control
Assume the same facts as in Example 1, except that a “Change of Control” (as defined in the Program) occurs when the Trust’s shareholders approve a “Business Combination” (as defined in the Program), which becomes effective on October 15, 2021. From the period between January 1, 2020 and October 15, 2021 inclusive, total dividends of $1.12 per Share have been paid. Because of the Change of Control, the Measurement Period ends on October 15, 2021, rather than December 31, 2022. The final price per Share agreed upon by the parties to the Change of Control is $18.
TSR on one Share (expressed as a percentage) over the Measurement Period (ending October 15, 2021), is the following:

10/15/2021 Value of One Share	$18
+ Dividends over Measurement Period on One Share	+$1.12
$19.12
Divided by 1/1/2020 Value of One Share	/$16
1.195

TSR	19.5%

As of October 15, 2021, Participant A has 264.5 Base Units (see Example 1). If, as of October 15, 2021, the Trust’s TSR places the Trust at the percentiles listed below among the component members of the Peer Group (ranked pursuant to each member’s TSR over the Measurement Period, as calculated by the Trust or by a third party selected by the Committee), Participant A would receive the following number of Shares (with fractional Shares settled in cash):

Trust’s TSR Percentile Ranking	Percentage of Base Units Deliverable in Shares	Shares
Below 25th	0%	0
25th	50%	132(plus cash for 0.25 Share)
40th	80%	211(plus cash for 0.6 Share)
50th	100%	264(plus cash for 0.5 Share)
62.5th	150%	396(plus cash for 0.75 Share)
75th or above	200%	529

APPENDIX B
BRANDYWINE REALTY TRUST
2020-2022 RESTRICTED PERFORMANCE SHARE UNIT PROGRAM
BENEFICIARY DESIGNATION FORM
This Form is for your use under the Brandywine Realty Trust 2020-2022 Restricted Performance Share Unit Program (the “Program”) to name a beneficiary for the Shares that may become deliverable to you under the Program. You should complete the Form, sign it, have it signed by your Employer, and date it.
* * * *
I understand that in the event of my death before I receive Shares that may be deliverable to me under the Program, the Shares will be delivered to the beneficiary designated by me below or, if none or if my designated beneficiary predeceases me, to my surviving spouse or, if none, to my estate. I further understand that the last beneficiary designation filed by me during my lifetime and accepted by my Employer cancels all prior beneficiary designations previously filed by me under the Program.
I hereby state that ____________________ [insert name], residing at _____________________________________________ [insert address], whose Social Security number is ____________, is designated as my beneficiary.

Signature of Participant	Date

ACCEPTED: [insert name of Employer] By: Date:

B-1